Exhibit 99.2

CEVA, Inc. :: Q2 2019 Financial Results Conference Call – Prepared Remarks :: August 8, 2019

CEVA, INC.

Second Quarter 2019 Financial Results Conference Call

Prepared Remarks of Gideon Wertheizer, Chief Executive Officer and

Yaniv Arieli, Chief Financial Officer

August 8, 2019

8:30 AM Eastern

Good morning everyone and welcome to CEVA’s second quarter 2019 earnings conference call. I’m joined today by Gideon Wertheizer, Chief Executive Officer of CEVA, and Yaniv Arieli, Chief Financial Officer of CEVA. Gideon will cover the business aspects and highlights from the second quarter and provide general qualitative data. Yaniv will then cover the financial results for the second quarter and also provide qualitative data for the third quarter and the rest of 2019.

I will start with the forward-looking statements.

Forward Looking Statements

Please note that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include our financial qualitative data for the third quarter and remainder of 2019, including royalty revenues and the mobile market stabilization; optimism about CEVA doubling its 2018 royalty level by 2022; ability to capitalize on a healthy design environment to sign licensing agreements and maintain a robust licensing pipeline; optimism about synergies associated with the acquisition of the Hillcrest Labs business and the license arrangement with Immervision, including leveraging Hillcrest Labs’ customer base and revenue contribution relating to the Hillcrest Labs business in the second half of the year; and full year expense levels. For information on the factors that could cause a difference in our results, please refer to our filings with the Securities and Exchange Commission. These include the ability of CEVA’s IPs for smarter, connected devices to continue to be strong growth drivers for us; our ability to realize the benefits from the acquisition of certain assets of Hillcrest Labs and license arrangement with Immervision; our success in penetrating new markets and maintaining our market position in existing markets; the ability of new products incorporating our technologies to achieve market acceptance and offset the maturity of the handset market; the speed and extent of the expansion of the 4G, LTE and 5G networks and wireless connectivity, AI, LTE-IoT and IoT space generally; our ability to execute more non-handset baseband license agreements; the effect of trade tariffs and political tensions; the effect of intense industry competition and consolidation, including the effect of Apple’s announced acquisition of a majority of Intel’s smartphone modem business; and global chip market trends. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, Inc. :: Q2 2019 Financial Results Conference Call – Prepared Remarks :: August 8, 2019

In addition to the financial results prepared in accordance with generally accepted accounting principles, or GAAP, we will also present certain non-GAAP financial measures today. CEVA’s management believes that in addition to using GAAP results in evaluating our business, it also can be useful to review results using certain non-GAAP financial measures. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures with their most direct comparable GAAP financial results, which can be found in the earnings press release issued today.

A copy of today’s press release for the quarter ended June 30, 2019, and the related financial tables and management commentary, which were included in our Current Report on Form 8-K filed today, also can be found on the investor relations portion of our website.

With that said, I will now hand the call over to Gideon.

Gideon

Thank you Richard. Welcome everyone and thank you for joining us today. We delivered a robust financial performance in the second quarter driven by excellent execution in licensing and a noticeable uptrend in royalties. We also expanded our market reach and product portfolio by acquiring U.S. based Hillcrest Labs specializing in sensor fusion software technologies and formed a strategic partnership with Immervision, a Canadian based company with advanced digital imaging software technologies.

Total revenue for the second quarter was $18.4 million, up 5% on a year-over-year basis. License revenue was $10.8 million, up 8% year-over-year. Royalty revenue was $7.6 million, up 2% on a year over year basis. Royalty revenue grew 27% sequentially as handset inventory levels normalized which benefit one of our customers supplying cellular basebands to a U.S.-based premium smartphone OEM and one of our large China-based baseband customers.

CEVA, Inc. :: Q2 2019 Financial Results Conference Call – Prepared Remarks :: August 8, 2019

On the licensing front, we continued the fast pace of customer design wins with nine new agreements, of which six are for our connectivity products and three for our smart sensing products. Four of the agreements are with first-time customers. Our second quarter licensees are targeting a diverse range of end markets and applications among which are cellular IoT, wireless earbuds, AI and computer vision for consumer and surveillance products, and Wi-Fi access points. The wireless earbud or True Wireless Stereo design win is particularly notable as we provide both the sound and the Bluetooth technologies for this large market. With the acquired Hillcrest Labs technology base, we can further extend our offering for this market with sensor fusion software.

In the first six months of 2019, we signed a total of seventeen deals. That accomplishment brings the total number of deals to more than 160 licensing agreements since the beginning of 2016. These accumulated licenses and the ongoing chip and software designs are the foundation for royalty generation towards our strategic goal of doubling our 2018 royalty level by 2022. Overall, we are capitalizing on a healthy design environment, in particular in China, Japan and the U.S., and on our technology excellence in wireless connectivity and smart sensing to sign lucrative licensing agreements and maintain a robust licensing pipeline.

On royalties, our second quarter royalty revenue reflects stabilization in the baseband space following an inventory clean up at a large U.S. based premium handset supplier, and new production ramps and design wins for our China-based customer in the low and mid-tier LTE smartphone markets. We believe these positive trends will accelerate as we head into the high season in this space. In the base station market, we are particularly encouraged by the recent progress with our key customer ZTE in 5G base stations who recently publicly commented that it has secured more than 25 commercial 5G network contracts to date. ZTE is capitalizing on its first mover advantage, a lot of which relates to our advanced DSP platforms, to gain market share in the expedited 5G deployments in China following the government’s grant of commercial 5G licenses to telecom operators and cable network operators. Overall, royalties from our non-handset customers continue to show solid growth, up 52% in revenue versus the second quarter of 2018.

CEVA, Inc. :: Q2 2019 Financial Results Conference Call – Prepared Remarks :: August 8, 2019

Now, on the strategic transactions we have concluded recently.

In July, we acquired the Hillcrest Labs business from InterDigital for $11 million in cash. Hillcrest Labs is a global supplier of software IP, complimentary services and components that process data from sensors. Hillcrest Labs’ advanced MotionEngine algorithms and software platforms fuse data captured from a diverse range of sensors, such as accelerometer, gyro, magnetometer, barometer and others to reflect the accurate orientation and the heading of a device in the 3D domain. Sensor fusion is broadly used in smartphones, laptops, tablets, wireless earbuds, remote controls of smartTV and settop boxes, drones, automotive, AR & VR robots and numerous other devices. Hillcrest Labs’ technology, competencies and customer base add new revenue sources and market opportunities for our smart sensing portfolio that currently includes vision, sound and AI products. Hillcrest Labs’ software products have shipped in more than 100 million devices to date and among its customers are Hisense, LG Electronics, Samsung and some of the leading robotic companies. Its revenue for the first six months of the year was approximately $3 million, of which 80% were royalties. With Hillcrest Labs’ technologies on board, we plan to offer a comprehensive and integrated software stack that will combine Hillcrest Labs’ motion sensing with sound and vision to address multiple market opportunities. We expect to couple this motion sensing technology with our broad portfolio of DSP-based wireless and cellular connectivity IP. We also anticipate to capitalize on Hillcrest Labs’ mature software stack and experience to engage and license directly to OEMs to benefit from shorter time to royalties and adopt a royalty payment scheme based on devices rather than chips. I’d like to take this opportunity to welcome the Hillcrest Labs’ team to the CEVA family and to thank the InterDigital team for their support during the acquisition process.

Another transaction that we executed a few days ago is a $10 million investment and strategic partnership with Immervision, a Canada-based private and government funded technology company. Immervision offers very promising software technologies relating to wide-angle cameras. Wide-angle cameras offer a field of view between 80 degrees to 260 degrees and is commonly used in the surveillance market, and recently expanded to smartphones, ADAS and robots, all primary markets for CEVA. With that said, wide-angle lenses suffer from inherent distortion in the image quality, particularly at the edges of the frame. Through advanced imaging algorithms and in depth know-how of lens optics, Immervision is able to correct the distortion and provide smooth and clean 360 degree views by stitching the snaps of multiple wide angle cameras. Under this partnership agreement, CEVA will have exclusive license rights to all of Immervision’s image enhancement software portfolio. We expect to offer the software as a royalty bearing value-add to our customer base or independently to OEMs.

CEVA, Inc. :: Q2 2019 Financial Results Conference Call – Prepared Remarks :: August 8, 2019

So in summary, I’m very pleased with our performance in the second quarter. We continue to expand our licensee base and to diversify our revenue sources. The weakness in demand our mobile customers faced last year shows good signs of stabilization, and we expect a strong second half in royalty revenue. Last, our recent cash investments in acquiring certain assets of Hillcrest Labs and for the licensing rights of the imaging software from Immervision are in line with our strategy to go up in the value chain, creating tighter relationships with our customers and incremental royalty sources from semiconductor companies and OEMs.

With that said, I’ll now turn the call over to Yaniv, who will outline our financials and guidance.

Yaniv

Thank you Gideon, I’ll start by reviewing the results of our operations for the second quarter of 2019.

-	Revenue for the second quarter was $18.4 million, up 5% as compared to $17.5 million for the same quarter last year. The revenue breakdown is as follows:
o	Licensing and related revenue was approximately $10.8 million, reflecting 59% of total revenues, 8% higher as compared to the second quarter of 2018.
o	Royalty revenue was $7.6 million, reflecting 41% of total revenues, up 2% from $7.5 million for the same quarter last year.
o

Quarterly gross margin was 86% on a GAAP basis and 88% on a non-GAAP basis, as projected. Non-GAAP quarterly gross margin excluded approximately $0.1 million of equity-based compensation expenses and $0.1 million of the impact of the amortization of acquired intangibles of our investment in NB-IoT technologies.

-

Total operating expenses for the second quarter came in at the mid-range of our guidance at $18.1 million. OPEX also included an aggregate equity-based compensation expense of approximately $2.5 million, and $0.2 million for the amortization of acquired intangibles of RivieraWaves. Total operating expenses for the second quarter, excluding equity-based compensation expenses and amortization of intangibles, were $15.4 million, also at the mid-point of our guidance.

-

U.S. GAAP net loss for the quarter decreased by 28% to $1.5 million, and diluted loss per share decreased 22% to 7 cents compared to net losses of $2.1 million and 9 cents for the second quarter of 2018.

CEVA, Inc. :: Q2 2019 Financial Results Conference Call – Prepared Remarks :: August 8, 2019

-

Non-GAAP net income and diluted EPS for the second quarter of 2019 were up 42% and 25% to $1.2 million and 5 cents, respectively, from net income and diluted EPS for the second quarter of 2018 of $0.9 million and 4 cents, respectively. Those figures for 2018 excluded equity-based compensation expenses, net of taxes, of $2.7 million, and the impact of the amortization of acquired intangibles of RivieraWaves and our investment in NB-IoT technologies, in the aggregate amount of $0.3 million.

Other related data

-	Shipped units by CEVA licensees during the second quarter of 2019 were 217 million units, up 24% sequentially and slightly down 2% from second quarter 2018 reported shipments.
-

Of the 217 million units shipped, 122 million units, or 56%, were for handset baseband chips, reflecting a sequential increase of 37% from 89 million units of handset baseband chips shipped during the first quarter of 2019 and a 26% decrease from 165 million units shipped year over year.

-	In non-baseband, volume shipments were up 11% sequentially and up 8% on a year-over-year basis.

As for the balance sheet items

As of June 30, 2019, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were $166 million. We continued our buyback plan, repurchasing approximately 103,000 shares during the quarter for approximately $2.3 million. A year ago, our Board of Directors approved the expansion of the existing buyback program and as of June 30, 2019, we had a total of 161,000 shares of common stock available for repurchase.

Our DSO for the second quarter of 2019 was 52 days. During the second quarter, we generated negative ($3.4) million of net cash from operations; depreciation was $0.7 million and purchase of fixed assets was $0.7 million. At the end of the quarter, our headcount was 358 people, of which 294 were engineers. These numbers do not include yet 22 people from Hillcrest Labs, which were added in July.

Yearly Guidance

As Gideon pointed out, we are experiencing an overall healthy environment both on the licensing and royalty fronts. We also expect the Hillcrest Labs business to contribute to revenues in the second half of the year. Therefore, we now anticipate our annual revenues will be in the range of $3 million to $4 million higher than current annual street estimates.

CEVA, Inc. :: Q2 2019 Financial Results Conference Call – Prepared Remarks :: August 8, 2019

On the operating expense side, we continue to be cautious and disciplined in our expense control. As a result, including the addition of Hillcrest Labs, we expect to maintain or record a slight increase in the annual non-GAAP operating expense levels that we guided earlier in the year.

Quantitative data specifically for the third quarter of 2019

-

We expect a substantial increase in royalties in the second half of the year, starting with more than a 60% sequential increase for the third quarter. This includes the initial contribution from Hillcrest Labs and should account for one of the highest royalty revenue quarters in the company’s history.

-

Gross margin is expected to be approximately 88% on a GAAP and 89% on non-GAAP basis, excluding an aggregate of $0.2 million of equity-based compensation expenses and $0.1 million of amortization expense associated with acquired intangibles of our investment in NB-IoT technologies. These figures do not take into account any Hillcrest Labs or Immervision-related amortizations, as a purchase price allocation study has not yet been performed.

-

Overall, OPEX is expected to be in the range of $19.7 million to $20.7 million after adding in the new Hillcrest Labs business, excluding deal costs and new amortization but including approximately $0.3 million of deal-related write-offs. Of our anticipated total operating expenses for the third quarter, $2.9 million is expected to be attributable to equity-based compensation expenses, $0.2 million to the amortization of acquired intangibles (not including Hillcrest Labs and Immervision) and $0.3 million for deal-related write-offs. Non-GAAP OPEX is expected to be in the range of $16.4 million – $17.4 million.

-	Net interest income is expected to be approximately $0.75 million.
-	Taxes for the third quarter: $0.3 million on GAAP basis and $0.5 million on a non-GAAP basis.
-	Share count for the third quarter of 2019 is expected to be approximately 22.9 million shares.

Operator: You can now open the Q&A session

CEVA, Inc. :: Q2 2019 Financial Results Conference Call – Prepared Remarks :: August 8, 2019

Wrap Up: Richard

Thank you for joining us today and for your continued interest in and support of CEVA. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-dsp.com.

With regards to upcoming events we will be attending, these include:

●	Jefferies 2019 Semiconductor, Hardware and Communications Infrastructure Summit, August 27th and 28th in Chicago.

●	The Citi 2019 Global Technology Conference, September 4th to 6th in New York

●	The Deutsche Bank Technology Conference, September 10th and 11th in Las Vegas.

Please visit the investor section of our website for further information on these events and other events we will be attending.

Thank you and goodbye